RESULTS OF ANNUAL MEETING OF SHAREHOLDERS (UNAUDITED)

On April 24, 1998, the annual meeting of shareholders of The Latin America Investment Fund, Inc. (the "Fund") was held and the following matters were voted upon:

(1)  To re-elect three directors to the Board of Directors of the Fund.

Name of Director          For       Withheld        Non-Votes
Martin M. Torino       6,175,304     757,776        1,018,159
Peter A. Gordon        6,173,782     759,298        1,018,159
William W. Priest, Jr. 6,175,383     757,697        1,018,159

In addition to the directors re-elected at the meeting, Dr. Enrique R. Arzac, James J. Cattano, Michael Hyland, George W. Landau and Richard W. Watt continue to serve as directors of the Fund.

(2) To ratify the selection of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.) as independent public accountants for the fiscal year ending December 31, 1998.

	For          Against         Abstain         Non-Votes
     5,088,786       590,304        1,253,990        1,018,159

(3) To approve the investment advisory agreement between the Fund and Salomon Brothers Asset Management Inc.

	For          Against         Abstain         Non-Votes
     4,959,188       663,977        1,309,915        1,018,159